EXHIBIT 16.2

Mintz & Partners LLP

200 – 1 Concorde Gate
North York, ON M3C 4G4

T. 416.391.2900
F. 416.391-2748
Web site: www.mintzca.com

June 18, 2007

PRIVATE & CONFIDENTIAL

United States Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street N.W.

Washington, D.C. 20549

U.S.A.

RE:	TRACKPOWER, INC. – COMMISSION FILE NO. 000-28506

This letter will confirm that we reviewed Item 4.01 of the Company’s Form 8-K/A1 dated June 18, 2007, captioned “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT” and that we agree with the statements made therein as they relate to us. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A1.

Yours very truly

s/Mintz & Partners LLP

Chartered Accoutnants

Per:	Phillip Lev, C.A.
Partner